Exhibit 99.1

For Immediate Release | January 23, 2025 | Chico, California

TriCo Bancshares reports fourth quarter 2024 net income of $29.0 million, diluted EPS of $0.88

4Q24 Financial Highlights
•Net income was $29.0 million or $0.88 per diluted share as compared to $29.1 million or $0.88 per diluted share in the trailing quarter
•Net interest margin (FTE) was 3.76% in the recent quarter, an increase of 5 basis points over 3.71% in the trailing quarter; net interest income (FTE) was $84.4 million, and increase of $1.5 million over the trailing quarter
•Loan balances increased $84.6 million or 5.1% (annualized) from the trailing quarter and decreased $25.9 million or 0.4% from the same quarter of the prior year
•Deposit balances increased $50.5 million or 2.5% (annualized) from the trailing quarter and increased $253.5 million or 3.2% from the same quarter of the prior year
•Average yield on earning assets was 5.22%, a decrease of 4 basis points over the 5.26% in the trailing quarter; average yield on loans was 5.78%, a decrease of 5 basis points over the 5.83% in the trailing quarter
•Non-interest bearing deposits averaged 31.8% of total deposits during the quarter
•The average cost of total deposits was 1.46%, a decrease of 6 basis points as compared to 1.52% in the trailing quarter, and an increase of 41 basis points from 1.05% in the same quarter of the prior year

Executive Commentary:

“With the close of 2024 representing nearly 50 years of strong and steady value delivery to our stakeholders, we remain focused on our path forward. The next several years may bring a number of changes to the financial services industry and to Tri Counties Bank; however, we believe that these changes will likely create significant opportunity for us to further differentiate and elevate our performance," said Rick Smith, President and CEO.

Peter Wiese, EVP and CFO added, “Both net interest margin and net interest income expanded for the second consecutive quarter despite three Federal Funds rate cuts totaling 100 basis points since mid-September. These benefits were realized primarily through a reduction in funding costs and the deployment of balance sheet cash into higher yielding earning assets.”

Selected Financial Highlights
•For the quarter ended December 31, 2024, the Company’s return on average assets was 1.19%, while the return on average equity was 9.30%; for the trailing quarter ended September 30, 2024, the Company’s return on average assets was 1.20%, while the return on average equity was 9.52%
•Diluted earnings per share were $0.88 for the fourth quarter of 2024, compared to $0.88 for the trailing quarter and $0.78 during the fourth quarter of 2023
•The loan to deposit ratio increased to 83.7% as of December 31, 2024, as compared to 83.2% for the trailing quarter end, as a result of loan growth outpacing deposit growth during the quarter
•The efficiency ratio was 59.56% for the quarter ended December 31, 2024, as compared to 60.02% for the trailing quarter
•The provision for credit losses was approximately $1.7 million during the quarter ended December 31, 2024, as compared to $0.2 million during the trailing quarter end, and was necessitated by the $84.6 million in loan growth during the quarter
•The allowance for credit losses (ACL) to total loans was 1.85% as of December 31, 2024, compared to 1.85% as of the trailing quarter end, and 1.79% as of December 31, 2023. Non-performing assets to total assets were 0.48% on December 31, 2024, as compared to 0.45% as of September 30, 2024, and 0.35% at December 31, 2023. At December 31, 2024, the ACL represented 284% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-K for the period ended December 31, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	December 31, 2024	September 30, 2024
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$84,090	$82,611	$1,479	1.8%
Provision for credit losses	(1,702)	(220)	(1,482)	673.6%
Noninterest income	16,275	16,495	(220)	(1.3)%
Noninterest expense	(59,775)	(59,487)	(288)	0.5%
Provision for income taxes	(9,854)	(10,348)	494	(4.8)%
Net income	$29,034	$29,051	$(17)	(0.1)%
Diluted earnings per share	$0.88	$0.88	$—	—%
Dividends per share	$0.33	$0.33	$—	—%
Average common shares	32,994	32,993	1	nm
Average diluted common shares	33,162	33,137	25	0.1%
Return on average total assets	1.19%	1.20%
Return on average equity	9.30%	9.52%
Efficiency ratio	59.56%	60.02%

	Three months ended December 31,
(dollars and shares in thousands, except per share data)	2024	2023	$ Change	% Change
Net interest income	$84,090	$86,617	$(2,527)	(2.9)%
Provision for credit losses	(1,702)	(5,990)	4,288	(71.6)%
Noninterest income	16,275	16,040	235	1.5%
Noninterest expense	(59,775)	(60,267)	492	(0.8)%
Provision for income taxes	(9,854)	(10,325)	471	(4.6)%
Net income	$29,034	$26,075	$2,959	11.3%
Diluted earnings per share	$0.88	$0.78	$0.10	12.8%
Dividends per share	$0.33	$0.30	$0.03	10.0%
Average common shares	32,994	33,267	(273)	(0.8)%
Average diluted common shares	33,162	33,352	(190)	(0.6)%
Return on average total assets	1.19%	1.05%
Return on average equity	9.30%	9.43%
Efficiency ratio	59.56%	58.71%

	Twelve months ended December 31,
(dollars and shares in thousands)	2024	2023	$ Change	% Change
Net interest income	$331,434	$356,677	$(25,243)	(7.1)%
Provision for credit losses	(6,632)	(23,990)	17,358	(72.4)%
Noninterest income	64,407	61,400	3,007	4.9%
Noninterest expense	(234,105)	(233,182)	(923)	0.4%
Provision for income taxes	(40,236)	(43,515)	3,279	(7.5)%
Net income	$114,868	$117,390	$(2,522)	(2.1)%
Diluted earnings per share	$3.46	$3.52	$(0.06)	(1.7)%
Dividends per share	$1.32	$1.20	$0.12	10.0%
Average common shares	33,088	33,261	(173)	(0.5)%
Average diluted common shares	33,230	33,355	(125)	(0.4)%
Return on average total assets	1.18%	1.19%
Return on average equity	9.57%	10.65%
Efficiency ratio	59.14%	55.77%

Balance Sheet Data
Total loans outstanding were $6.8 billion as of December 31, 2024, a decrease of $25.9 million or 0.4% over December 31, 2023, but an increase of $84.6 million or 5.1% annualized as compared to the trailing quarter ended September 30, 2024. Investments decreased by $79.9 million and $269.3 million for the three and twelve month periods ended December 31, 2024, respectively, and ended the quarter with a balance of $2.04 billion or 21.1% of total assets. Quarterly average earning assets to quarterly total average assets was 91.8% on December 31, 2024, compared to 91.6% at December 31, 2023. The loan-to-deposit ratio was 83.7% on December 31, 2024, as compared to 86.7% at December 31, 2023. The Company did not utilize brokered deposits during 2024 or 2023 and continues to rely on organic deposit customers and short-term borrowings to fund cash flow timing differences.
Total shareholders' equity decreased by $18.1 million during the quarter ended December 31, 2024, as net income of $29.0 million was partially offset by a $35.5 million increase in accumulated other comprehensive losses and cash dividend payments on common stock of approximately $10.9 million. As a result, the Company’s book value declined to $37.03 per share at December 31, 2024, compared to $37.55 at September 30, 2024. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $27.60 per share at December 31, 2024, as compared to $28.09 at September 30, 2024. Changes in the fair value of available-for-sale investment securities, net of deferred taxes, continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change

Ending balances	December 31, 2024	September 30, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,673,728	$9,823,890	$(150,162)	(6.1)%
Total loans	6,768,523	6,683,891	84,632	5.1
Total investments	2,036,610	2,116,469	(79,859)	(15.1)
Total deposits	8,087,576	8,037,091	50,485	2.5
Total other borrowings	89,610	266,767	(177,157)	(265.6)
Loans outstanding increased by $84.6 million or 5.1% on an annualized basis during the quarter ended December 31, 2024. During the quarter, loan originations/draws totaled approximately $487.9 million while payoffs/repayments of loans totaled $408.5 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $351.1 million and $418.8 million, respectively. Origination volume was elevated relative to the comparative period in 2023 due in large part to a dip in benchmark interest rates leading to increased borrower demand. The activity within loan payoffs/repayments remains spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $79.9 million or 15.1% on an annualized basis during the quarter as a result of net decreases in the market value of securities of $53.1 million and net prepayments and maturities, collectively totaling approximating $91.0 million, offset partially by purchases totaling $64.8 million. There were no investment securities sold during the quarter. Investment security purchases were comprised of fixed rate agency mortgage backed securities and fixed rate agency collateralized mortgage obligations. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.

Deposit balances increased by $50.5 million or 2.5% annualized during the period, primarily due to increases in interest-bearing demand deposits and time certificates, partially offset by decreases in savings deposits.

Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	December 31, 2024	September 30, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,725,643	$9,666,979	$58,664	2.4%
Total loans	6,720,732	6,690,326	30,406	1.8
Total investments	2,066,437	2,108,359	(41,922)	(8.0)
Total deposits	8,118,663	8,020,936	97,727	4.9
Total other borrowings	95,202	175,268	(80,066)	(182.7)

Year Over Year Balance Sheet Change

Ending balances	As of December 31,			% Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,673,728	$9,910,089	$(236,361)	(2.4)%
Total loans	6,768,523	6,794,470	(25,947)	(0.4)
Total investments	2,036,610	2,305,882	(269,272)	(11.7)
Total deposits	8,087,576	7,834,038	253,538	3.2
Total other borrowings	89,610	632,582	(542,972)	(85.8)

Primary Sources of Liquidity

(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Borrowing capacity at correspondent banks and FRB	$2,821,678	$2,757,640	$2,927,065
Less: borrowings outstanding	(75,000)	(250,000)	(500,000)
Unpledged available-for-sale (AFS) investment securities	1,279,422	1,312,745	1,702,265
Cash held or in transit with FRB	96,395	274,908	72,049
Total primary liquidity	$4,122,495	$4,095,293	$4,201,379

Estimated uninsured deposit balances	$2,584,265	$2,513,313	$2,406,552
On December 31, 2024, the Company's primary sources of liquidity represented 51% of total deposits and 160% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $104.3 million, including approximately $7.5 million in net unrealized losses.

Net Interest Income and Net Interest Margin
The Company's yield on total loans increased 14 basis points to 5.78% for the three months ended December 31, 2024, from 5.64% for the three months ended December 31, 2023. The tax equivalent yield on the Company's investment security portfolio was 3.38% for the quarter ended December 31, 2024, a decrease of 9 basis points from the 3.47% for the three months ended December 31, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 53 basis points and 26 basis points, respectively, between the three-month periods ended December 31, 2024 and 2023. In September 2024, the FOMC began reducing short term rates and through December 2024 there were three rate cuts totaling 100 basis points. Net interest income and net interest margin increased in both the third and fourth quarters of 2024. More specifically, the fully tax-equivalent net interest income and net interest margin was $82.3 million and 3.68%, respectively for the quarter ended June 30, 2024, and was $84.4 million and 3.76%, respectively for the quarter ended December 31, 2024.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of December 31, 2024 and December 31, 2023, deposits priced utilizing these strategies totaled $1.05 billion and $1.3 billion and carried weighted average rates of 3.59% and 3.60%, respectively.

	Three months ended
	December 31, 2024	September 30, 2024
(dollars in thousands)			Change	% Change
Interest income	$116,842	$117,347	$(505)	(0.4)%
Interest expense	(32,752)	(34,736)	1,984	(5.7)%
Fully tax-equivalent adjustment (FTE) (1)	266	269	(3)	(1.1)%
Net interest income (FTE)	$84,356	$82,880	$1,476	1.8%
Net interest margin (FTE)	3.76%	3.71%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,129	$1,018	$111	10.9%
Net interest margin less effect of acquired loan discount accretion(1)	3.71%	3.66%	0.05%

	Three months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$116,842	$115,909	$933	0.8%
Interest expense	(32,752)	(29,292)	(3,460)	11.8%
Fully tax-equivalent adjustment (FTE) (1)	266	360	(94)	(26.1)%
Net interest income (FTE)	$84,356	$86,977	$(2,621)	(3.0)%
Net interest margin (FTE)	3.76%	3.81%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,129	$1,459	$(330)	(22.6)%
Net interest margin less effect of acquired loan discount accretion(1)	3.71%	3.75%	(0.04)%

	Twelve months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$466,638	$438,354	$28,284	6.5%
Interest expense	(135,204)	(81,677)	(53,527)	65.5%
Fully tax-equivalent adjustment (FTE) (1)	1,085	1,536	(451)	(29.4)%
Net interest income (FTE)	$332,519	$358,213	$(25,694)	(7.2)%
Net interest margin (FTE)	3.71%	3.96%

Acquired loans discount accretion, net:
Amount (included in interest income)	$4,329	$5,651	$(1,322)	(23.4)%
Net interest margin less effect of acquired loan discount accretion(1)	3.66%	3.90%	(0.24)%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
(dollars in thousands)	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,720,732	$97,692	5.78%	$6,690,326	$98,085	5.83%	$6,746,153	$95,841	5.64%
Investments-taxable	1,932,839	16,413	3.38%	1,972,859	17,188	3.47%	2,121,652	18,522	3.46%
Investments-nontaxable (1)	133,598	1,152	3.43%	135,500	1,166	3.42%	173,583	1,561	3.57%
Total investments	2,066,437	17,565	3.38%	2,108,359	18,354	3.46%	2,295,235	20,083	3.47%
Cash at Fed Reserve and other banks	144,908	1,851	5.08%	93,538	1,177	5.01%	23,095	345	5.93%
Total earning assets	8,932,077	117,108	5.22%	8,892,223	117,616	5.26%	9,047,233	116,269	5.09%
Other assets, net	793,566			774,756			814,872
Total assets	$9,725,643			$9,666,979			$9,879,355
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,723,059	$5,704	1.32%	$1,736,442	$6,132	1.40%	$1,755,900	$4,714	1.07%
Savings deposits	2,699,084	12,666	1.87%	2,686,303	13,202	1.96%	2,765,679	10,828	1.55%
Time deposits	1,111,024	11,518	4.12%	1,055,612	11,354	4.28%	652,709	5,564	3.38%
Total interest-bearing deposits	5,533,167	29,888	2.15%	5,478,357	30,688	2.23%	5,174,288	21,106	1.62%
Other borrowings	95,202	1,066	4.45%	175,268	2,144	4.87%	515,959	6,394	4.92%
Junior subordinated debt	101,173	1,798	7.07%	101,150	1,904	7.49%	101,087	1,792	7.03%
Total interest-bearing liabilities	5,729,542	32,752	2.27%	5,754,775	34,736	2.40%	5,791,334	29,292	2.01%
Noninterest-bearing deposits	2,585,496			2,542,579			2,816,705
Other liabilities	169,083			155,115			173,885
Shareholders’ equity	1,241,522			1,214,510			1,097,431
Total liabilities and shareholders’ equity	$9,725,643			$9,666,979			$9,879,355
Net interest rate spread (1) (2)			2.95%			2.86%			3.09%
Net interest income and margin (1) (3)		$84,356	3.76%		$82,880	3.71%		$86,977	3.81%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended December 31, 2024, increased $1.5 million or 1.8% to $84.4 million compared to $82.9 million during the three months ended September 30, 2024. Net interest margin totaled 3.76% for the three months ended December 31, 2024, an increase of 5 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $1.1 million decline in interest expense on other borrowings due to a $80.1 million decrease in the average balance of borrowings and a $0.8 million decrease in interest expense on deposits from an improved product rate mix, during the three months ended December 31, 2024 as compared to the trailing quarter. This decline in interest expense was partially offset by a decrease in total interest income from earning assets totaling $0.5 million, primarily related to a decline in yields on loans and declines in the average balance of investments totaling $42.0 million, as compared to the trailing quarter.

As compared to the same quarter in the prior year, average loan yields increased 14 basis points from 5.64% during the three months ended December 31, 2023, to 5.78% during the three months ended December 31, 2024. The accretion of discounts from acquired loans added 6 basis points and 9 basis points to loan yields during the quarters ended December 31, 2024 and December 31, 2023, respectively. The cost of interest-bearing deposits increased by 53 basis points between the quarter ended December 31, 2024, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $231.2 million from the three-month average for the period ended December 31, 2023 amidst a continued migration of customer funds to interest-bearing products.

For the quarter ended December 31, 2024, the ratio of average total noninterest-bearing deposits to total average deposits was 31.8%, as compared to 31.7% and 35.2% for the quarters ended September 30, 2024 and December 31, 2023, respectively.

(dollars in thousands)	Twelve months ended December 31, 2024			Twelve months ended December 31, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,747,072	$390,491	5.79%	$6,557,246	$356,710	5.44%
Investments-taxable	2,008,823	68,434	3.41%	2,272,301	75,203	3.31%
Investments-nontaxable (1)	136,530	4,700	3.44%	181,766	6,656	3.66%
Total investments	2,145,353	73,134	3.41%	2,454,067	81,859	3.34%
Cash at Fed Reserve and other banks	80,439	4,098	5.09%	26,469	1,321	4.99%
Total earning assets	8,972,864	467,723	5.21%	9,037,782	439,890	4.87%
Other assets, net	784,462			832,407
Total assets	$9,757,326			$9,870,189
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,734,900	$22,998	1.33%	$1,709,930	$11,190	0.65%
Savings deposits	2,677,726	49,028	1.83%	2,805,424	31,444	1.12%
Time deposits	999,143	41,100	4.11%	473,688	12,453	2.63%
Total interest-bearing deposits	5,411,769	113,126	2.09%	4,989,042	55,087	1.10%
Other borrowings	294,318	14,706	5.00%	430,736	19,712	4.58%
Junior subordinated debt	101,139	7,372	7.29%	101,064	6,878	6.81%
Total interest-bearing liabilities	5,807,226	135,204	2.33%	5,520,842	81,677	1.48%
Noninterest-bearing deposits	2,584,904			3,068,839
Other liabilities	165,056			178,072
Shareholders’ equity	1,200,140			1,102,436
Total liabilities and shareholders’ equity	$9,757,326			$9,870,189
Net interest rate spread (1) (2)			2.88%			3.39%
Net interest income and margin (1) (3)		$332,519	3.71%		$358,213	3.96%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of December 31, 2024, the Company's loan portfolio consisted of approximately $6.8 billion in outstanding principal with a weighted average coupon rate of 5.47%. During the three-month periods ending December 31, 2024, September 30, 2024, and December 31, 2023, the weighted average coupon on loan production in the quarter was 6.94%, 7.63% and 7.31%, respectively. Included in the December 31, 2024, total loans are adjustable rate loans totaling $4.3 billion, of which, $907.1 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $355.4 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended December 31, 2024, the Company recorded a provision for credit losses of $1.7 million, as compared to $0.2 million during the trailing quarter, and $6.0 million during the fourth quarter of 2023.

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Addition to allowance for credit losses	1,812	320	6,040	6,482	22,455
Addition to (reversal of) reserve for unfunded loan commitments	(110)	(100)	(50)	150	1,535
Total provision for credit losses	1,702	220	5,990	6,632	23,990
The provision for credit losses on loans of $1.8 million during the current quarter resulted from net charge-offs approximating $0.2 million and increases in general reserves, for both qualitative and quantitative factors, as a result of loan growth and, to a lesser extent, changes in loan risk grades. Changes in specific reserves on individually evaluated credits were not meaningful during the quarter.

	Three Months Ended December 31,		Twelve months ended December 31,
(dollars in thousands)	2024	2023	2024	2023
Balance, beginning of period	$123,760	$115,812	$121,522	$105,680
Provision for credit losses	1,812	6,040	6,482	22,455
Loans charged-off	(722)	(749)	(4,051)	(8,140)
Recoveries of previously charged-off loans	516	419	1,413	1,527
Balance, end of period	$125,366	$121,522	$125,366	$121,522
The allowance for credit losses (ACL) was $125.4 million or 1.85% of total loans as of December 31, 2024. The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Core inflation is slowing but prices remain elevated relative to wage increases, as reflected by higher living costs such as housing, energy and general services. Actions by the Federal Reserve to cut rates during 2024 and beyond may help improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to forecasted reserve levels. Furthermore, geopolitical risks remain elevated, which may lead to further negative effects on domestic economic outcomes. As a result, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $5.2 million during the quarter ended December 31, 2024, to $32.7 million, as compared to $37.9 million at September 30, 2024. The majority of loans identified as past due are well-secured by collateral, and approximately $13.1 million is less than 90 days delinquent. Non-performing loans were $44.1 million at December 31, 2024, an increase of $2.5 million from $41.6 million as of September 30, 2024, and an increase of $12.2 million from $31.9 million as of December 31, 2023. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Of the $44.1 million loans designated as non-performing as of December 31, 2024, approximately $13.2 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

	December 31,	% of Loans Outstanding	September 30,	% of Loans Outstanding	December 31,	% of Loans Outstanding
(dollars in thousands)	2024		2024		2023
Risk Rating:
Pass	$6,539,560	96.6%	$6,461,451	96.7%	$6,603,161	97.2%
Special Mention	110,935	1.6%	104,759	1.6%	103,812	1.5%
Substandard	118,028	1.7%	117,681	1.8%	87,497	1.3%
Total	$6,768,523		$6,683,891		$6,794,470

Classified loans to total loans	1.74%		1.76%		1.29%
Loans past due 30+ days to total loans	0.48%		0.57%		0.29%
The ratio of classified loans to total loans of 1.74% as of December 31, 2024, increased 3 basis points from September 30, 2024, and increased 45 basis points from the comparative quarter ended 2023. The change in classified loans outstanding as compared to the trailing quarter totaled $6.5 million. Loans with the risk grade classification substandard increased by $0.3 million over the trailing quarter without any material changes in the mix of underlying collateral type. As a percentage of total loans outstanding, classified assets remain consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic and reflect management's historically conservative approach to credit risk monitoring. The Company's combined criticized loan balances totaled $229.0 million as of December 31, 2024, an increase of $37.7 million from December 31, 2023.
Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of December 31, 2024, other real estate owned consisted of 10 properties with a carrying value of approximately $2.8 million, compared to 10 properties with a carrying value of approximately $2.8 million as of September 30, 2024. Non-performing assets of $46.9 million at December 31, 2024, represented 0.48% of total assets, a change from the $44.4 million or 0.45% and $34.6 million or 0.35% as of September 30, 2024 and December 31, 2023, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2024		As of September 30, 2024		As of December 31, 2023
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$37,229	1.60%	$36,206	1.61%	$35,077	1.58%
CRE - Owner Occupied	15,747	1.64%	15,382	1.62%	15,081	1.58%
Multifamily	15,913	1.55%	15,735	1.54%	14,418	1.52%
Farmland	3,960	1.49%	4,016	1.50%	4,288	1.58%
Total commercial real estate loans	72,849	1.59%	71,339	1.59%	68,864	1.57%
Consumer:
SFR 1-4 1st Liens	14,227	1.65%	14,366	1.66%	14,009	1.59%
SFR HELOCs and Junior Liens	10,411	2.86%	10,185	2.87%	10,273	2.88%
Other	2,825	4.87%	2,953	4.70%	3,171	4.34%
Total consumer loans	27,463	2.14%	27,504	2.14%	27,453	2.09%

Commercial and Industrial	14,397	3.05%	14,453	2.98%	12,750	2.17%
Construction	7,224	2.58%	7,119	2.58%	8,856	2.55%
Agricultural Production	3,403	2.24%	3,312	2.30%	3,589	2.48%
Leases	30	0.44%	33	0.44%	10	0.12%
Allowance for credit losses	125,366	1.85%	123,760	1.85%	121,522	1.79%
Reserve for unfunded loan commitments	6,000		6,110		5,850
Total allowance for credit losses	$131,366		$129,870	1.92%	$127,372	1.87%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of December 31, 2024, the unamortized discount associated with acquired loans totaled $20.3 million, which, when combined with the total allowance for credit losses above, represents 2.24% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	Change	% Change
ATM and interchange fees	$6,306	$6,472	$(166)	(2.6)%
Service charges on deposit accounts	4,962	4,979	(17)	(0.3)%
Other service fees	1,425	1,224	201	16.4%
Mortgage banking service fees	434	439	(5)	(1.1)%
Change in value of mortgage servicing rights	(12)	(332)	320	(96.4)%
Total service charges and fees	13,115	12,782	333	2.6%
Increase in cash value of life insurance	837	786	51	6.5%
Asset management and commission income	1,584	1,502	82	5.5%
Gain on sale of loans	334	549	(215)	(39.2)%
Lease brokerage income	78	62	16	25.8%
Sale of customer checks	300	303	(3)	(1.0)%
(Loss) gain on sale or exchange of investment securities	—	2	(2)	(100.0)%
(Loss) gain on marketable equity securities	(81)	356	(437)	(122.8)%
Other income	108	153	(45)	(29.4)%
Total other non-interest income	3,160	3,713	(553)	(14.9)%
Total non-interest income	$16,275	$16,495	$(220)	(1.3)%
Total non-interest income decreased $0.2 million or 1.3% to $16.3 million during the three months ended December 31, 2024, compared to $16.5 million during the quarter ended September 30, 2024. Net gain (loss) from the change in value of equity securities declined by $0.4 million as compared to the prior quarter, largely the result of $0.3 million in non-recurring benefit earned in the trailing quarter from the valuation change in Visa equity securities. The remaining components of non-interest income are largely consistent period over period.

	Three months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$6,306	$6,531	$(225)	(3.4)%
Service charges on deposit accounts	4,962	4,732	230	4.9%
Other service fees	1,425	1,432	(7)	(0.5)%
Mortgage banking service fees	434	444	(10)	(2.3)%
Change in value of mortgage servicing rights	(12)	(291)	279	(95.9)%
Total service charges and fees	13,115	12,848	267	2.1%
Increase in cash value of life insurance	837	876	(39)	(4.5)%
Asset management and commission income	1,584	1,284	300	23.4%
Gain on sale of loans	334	283	51	18.0%
Lease brokerage income	78	109	(31)	(28.4)%
Sale of customer checks	300	292	8	2.7%
(Loss) gain on sale or exchange of investment securities	—	(120)	120	(100.0)%
(Loss) gain on marketable equity securities	(81)	117	(198)	(169.2)%
Other income	108	351	(243)	(69.2)%
Total other non-interest income	3,160	3,192	(32)	(1.0)%
Total non-interest income	$16,275	$16,040	$235	1.5%
Non-interest income increased $0.2 million or 1.5% to $16.3 million during the three months ended December 31, 2024, compared to $16.0 million during the comparative quarter ended December 31, 2023. Elevated activity and volumes of assets under management drove an increase in asset management and commission income totaling $0.3 million or 23.4%.

	Twelve months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$25,319	$26,459	$(1,140)	(4.3)%
Service charges on deposit accounts	19,451	17,595	1,856	10.5%
Other service fees	5,301	4,732	569	12.0%
Mortgage banking service fees	1,739	1,808	(69)	(3.8)%
Change in value of mortgage servicing rights	(480)	(506)	26	(5.1)%
Total service charges and fees	51,330	50,088	1,242	2.5%
Increase in cash value of life insurance	3,257	3,150	107	3.4%
Asset management and commission income	5,573	4,517	1,056	23.4%
Gain on sale of loans	1,532	1,166	366	31.4%
Lease brokerage income	455	441	14	3.2%
Sale of customer checks	1,216	1,383	(167)	(12.1)%
(Loss) gain on sale or exchange of investment securities	(43)	(284)	241	(84.9)%
(Loss) gain on marketable equity securities	126	36	90	250.0%
Other income	961	903	58	6.4%
Total other non-interest income	13,077	11,312	1,765	15.6%
Total non-interest income	$64,407	$61,400	$3,007	4.9%
Non-interest income increased $3.0 million or 4.9% to $64.4 million during the twelve months ended December 31, 2024, compared to $61.4 million during the comparative twelve months ended December 31, 2023. ATM and interchange fees declined in the 2024 period and resulted in a decrease of $1.1 million as compared to the twelve months ended December 31, 2024. Meanwhile, service charges on deposit accounts and other service fees increased by $1.9 million and $0.6 million, respectively, as compared to the equivalent period in 2023 following $0.9 million in waived or reversed fees as a courtesy to customers in the prior year. As noted above, elevated activity within asset management and the increases in value of Visa equity securities further contributed to the overall improvement in income during the year ended 2024.

Non-interest Expense

	Three months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	Change	% Change
Base salaries, net of deferred loan origination costs	$24,583	$24,407	$176	0.7%
Incentive compensation	4,568	4,361	207	4.7%
Benefits and other compensation costs	6,175	6,782	(607)	(9.0)%
Total salaries and benefits expense	35,326	35,550	(224)	(0.6)%
Occupancy	4,206	4,191	15	0.4%
Data processing and software	5,493	5,258	235	4.5%
Equipment	1,364	1,374	(10)	(0.7)%
Intangible amortization	1,030	1,030	—	—%
Advertising	1,118	1,152	(34)	(3.0)%
ATM and POS network charges	1,791	1,712	79	4.6%
Professional fees	1,747	1,893	(146)	(7.7)%
Telecommunications	477	507	(30)	(5.9)%
Regulatory assessments and insurance	1,300	1,256	44	3.5%
Postage	346	335	11	3.3%
Operational loss	482	603	(121)	(20.1)%
Courier service	538	542	(4)	(0.7)%
(Gain) loss on sale or acquisition of foreclosed assets	(61)	26	(87)	(334.6)%
(Gain) loss on disposal of fixed assets	7	6	1	16.7%
Other miscellaneous expense	4,611	4,052	559	13.8%
Total other non-interest expense	24,449	23,937	512	2.1%
Total non-interest expense	$59,775	$59,487	$288	0.5%
Average full-time equivalent staff	1,172	1,161	11	0.9%
Total non-interest expense for the quarter ended December 31, 2024, increased $0.3 million or 0.5% to $59.8 million as compared to $59.5 million during the trailing quarter ended September 30, 2024. Total salaries and benefits expense, the largest non-interest expense component, decreased nominally by $0.2 million or 0.6% as estimates associated with retirement benefits were reduced by $513,000 in the quarter. Other miscellaneous expenses increased by $0.6 million or 13.8% due to several factors, including increased business travel and elevated expenses on real estate owned.

	Three months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$24,583	$23,889	$694	2.9%
Incentive compensation	4,568	3,894	674	17.3%
Benefits and other compensation costs	6,175	6,272	(97)	(1.5)%
Total salaries and benefits expense	35,326	34,055	1,271	3.7%
Occupancy	4,206	4,036	170	4.2%
Data processing and software	5,493	5,017	476	9.5%
Equipment	1,364	1,322	42	3.2%
Intangible amortization	1,030	1,216	(186)	(15.3)%
Advertising	1,118	875	243	27.8%
ATM and POS network charges	1,791	1,863	(72)	(3.9)%
Professional fees	1,747	2,032	(285)	(14.0)%
Telecommunications	477	576	(99)	(17.2)%
Regulatory assessments and insurance	1,300	1,297	3	0.2%
Postage	346	320	26	8.1%
Operational loss	482	445	37	8.3%
Courier service	538	537	1	0.2%
(Gain) loss on sale or acquisition of foreclosed assets	(61)	19	(80)	(421.1)%
(Gain) loss on disposal of fixed assets	7	1	6	600.0%
Other miscellaneous expense	4,611	6,656	(2,045)	(30.7)%
Total other non-interest expense	24,449	26,212	(1,763)	(6.7)%
Total non-interest expense	$59,775	$60,267	$(492)	(0.8)%
Average full-time equivalent staff	1,172	1,211	(39)	(3.2)%

Total non-interest expense decreased $0.5 million or 0.8% to $59.8 million during the three months ended December 31, 2024, as compared to $60.3 million for the quarter ended December 31, 2023. Total salaries and benefits expense increased by $1.3 million or 3.7%, reflecting the increase of $0.7 million in salaries, largely the result of routine merit increases and more recently strategic hiring focused on loan and deposit production; incentive compensation costs also increased by $0.7 million, reflecting changes in the design of those plans.

	Twelve months ended December 31,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$96,862	$94,564	$2,298	2.4%
Incentive compensation	16,897	15,557	1,340	8.6%
Benefits and other compensation costs	26,822	25,674	1,148	4.5%
Total salaries and benefits expense	140,581	135,795	4,786	3.5%
Occupancy	16,411	16,135	276	1.7%
Data processing and software	20,952	18,933	2,019	10.7%
Equipment	5,424	5,644	(220)	(3.9)%
Intangible amortization	4,120	6,118	(1,998)	(32.7)%
Advertising	3,851	3,531	320	9.1%
ATM and POS network charges	7,151	7,080	71	1.0%
Professional fees	6,794	7,358	(564)	(7.7)%
Telecommunications	2,053	2,547	(494)	(19.4)%
Regulatory assessments and insurance	4,951	5,276	(325)	(6.2)%
Postage	1,329	1,236	93	7.5%
Operational loss	1,681	2,444	(763)	(31.2)%
Courier service	2,119	1,851	268	14.5%
(Gain) loss on sale or acquisition of foreclosed assets	(73)	(133)	60	(45.1)%
(Gain) loss on disposal of fixed assets	19	23	(4)	(17.4)%
Other miscellaneous expense	16,742	19,344	(2,602)	(13.5)%
Total other non-interest expense	93,524	97,387	(3,863)	(4.0)%
Total non-interest expense	$234,105	$233,182	$923	0.4%
Average full-time equivalent staff	1,170	1,214	(44)	(3.6)%
Total non-interest expense increased $0.9 million or 0.4% to $234.1 million during the twelve months ended December 31, 2024, as compared to $233.2 million for the twelve months ended December 31, 2023. This was largely attributed to an increase of $4.8 million or 3.5% in total salaries and benefits expense to $140.6 million, from routine compensation adjustments and other increases in benefits and compensation. As noted above, salaries expense was also impacted by an increase in average compensation per employee as various strategic talent acquisitions were made in order to further prepare the Company to execute its growth objectives beyond $10 billion in total assets. Additionally, data processing and software expenses increased by $2.0 million or 10.7% related to ongoing investments in the Company's data management and security infrastructure. These increases were partially offset by declines in non-cash intangible amortization expense of $2.0 million or 32.7% and reductions in operational losses of $0.8 million or 31.2% due to non-recurring ATM burglary expenses totaling $0.7 million in the comparative period.

Provision for Income Taxes
The Company’s effective tax rate was 25.3% for the quarter ended December 31, 2024, as compared to 26.3% for the quarter ended September 30, 2024, and 25.9% for the year ended December 31, 2024, compared to 28.4% for the year ended December 31, 2023. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; current and future economic and market conditions, including declines in housing and commercial real estate prices, and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, wars, terrorism or geopolitical events; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the emergence or continuation of widespread health emergencies or pandemics; the Company’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Revenue and Expense Data
Interest income	$116,842	$117,347	$117,032	$115,417	$115,909
Interest expense	32,752	34,736	35,035	32,681	29,292
Net interest income	84,090	82,611	81,997	82,736	86,617
Provision for credit losses	1,702	220	405	4,305	5,990
Noninterest income:
Service charges and fees	13,115	12,782	12,796	12,637	12,848
(Loss) gain on sale or exchange of investment securities	—	2	(45)	—	(120)
Other income	3,160	3,711	3,115	3,134	3,312
Total noninterest income	16,275	16,495	15,866	15,771	16,040
Noninterest expense:
Salaries and benefits	35,326	35,550	35,401	34,304	34,055
Occupancy and equipment	5,570	5,565	5,393	5,307	5,358
Data processing and network	7,284	6,970	7,081	6,768	6,880
Other noninterest expense	11,595	11,402	10,464	10,125	13,974
Total noninterest expense	59,775	59,487	58,339	56,504	60,267
Total income before taxes	38,888	39,399	39,119	37,698	36,400
Provision for income taxes	9,854	10,348	10,085	9,949	10,325
Net income	$29,034	$29,051	$29,034	$27,749	$26,075
Share Data
Basic earnings per share	$0.88	$0.88	$0.88	$0.83	$0.78
Diluted earnings per share	$0.88	$0.88	$0.87	$0.83	$0.78
Dividends per share	$0.33	$0.33	$0.33	$0.33	$0.30
Book value per common share	$37.03	$37.55	$35.62	$35.06	$34.86
Tangible book value per common share (1)	$27.60	$28.09	$26.13	$25.60	$25.39
Shares outstanding	32,970,425	33,000,508	32,989,327	33,168,770	33,268,102
Weighted average shares	32,993,975	32,992,855	33,121,271	33,245,377	33,266,959
Weighted average diluted shares	33,161,715	33,136,858	33,243,955	33,370,118	33,351,737
Credit Quality
Allowance for credit losses to gross loans	1.85%	1.85%	1.83%	1.83%	1.79%
Loans past due 30 days or more	$32,711	$37,888	$30,372	$16,474	$19,415
Total nonperforming loans	$44,096	$41,636	$32,774	$34,242	$31,891
Total nonperforming assets	$46,882	$44,400	$35,267	$36,735	$34,595
Loans charged-off	$722	$444	$1,610	$1,275	$749
Loans recovered	$516	$367	$398	$132	$419
Selected Financial Ratios
Return on average total assets	1.19%	1.20%	1.19%	1.13%	1.05%
Return on average equity	9.30%	9.52%	9.99%	9.50%	9.43%
Average yield on loans	5.78%	5.83%	5.82%	5.72%	5.64%
Average yield on interest-earning assets	5.22%	5.26%	5.24%	5.13%	5.09%
Average rate on interest-bearing deposits	2.15%	2.23%	2.14%	1.83%	1.62%
Average cost of total deposits	1.46%	1.52%	1.45%	1.21%	1.05%
Average cost of total deposits and other borrowings	1.50%	1.59%	1.59%	1.47%	1.28%
Average rate on borrowings & subordinated debt	5.80%	5.83%	5.65%	5.35%	5.26%
Average rate on interest-bearing liabilities	2.27%	2.40%	2.39%	2.24%	2.01%
Net interest margin (fully tax-equivalent) (1)	3.76%	3.71%	3.68%	3.68%	3.81%
Loans to deposits	83.69%	83.16%	83.76%	85.14%	86.73%
Efficiency ratio	59.56%	60.02%	59.61%	57.36%	58.71%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,129	$1,018	$850	$1,332	$1,459
All other loan interest income (1)	$96,563	$97,067	$97,379	$95,153	$94,382
Total loan interest income (1)	$97,692	$98,085	$98,229	$96,485	$95,841

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Cash and due from banks	$144,956	$320,114	$206,558	$82,836	$98,701
Securities, available for sale, net	1,907,494	1,981,960	1,946,167	2,076,494	2,155,138
Securities, held to maturity, net	111,866	117,259	122,673	127,811	133,494
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	709	1,995	474	1,346	458
Loans:
Commercial real estate	4,577,632	4,487,524	4,461,111	4,443,768	4,394,802
Consumer	1,281,059	1,283,963	1,300,727	1,303,757	1,313,268
Commercial and industrial	471,271	484,763	548,625	549,780	586,455
Construction	279,933	276,095	283,374	348,981	347,198
Agriculture production	151,822	144,123	140,239	145,159	144,497
Leases	6,806	7,423	8,450	9,250	8,250
Total loans, gross	6,768,523	6,683,891	6,742,526	6,800,695	6,794,470
Allowance for credit losses	(125,366)	(123,760)	(123,517)	(124,394)	(121,522)
Total loans, net	6,643,157	6,560,131	6,619,009	6,676,301	6,672,948
Premises and equipment	70,287	70,423	70,621	71,001	71,347
Cash value of life insurance	140,149	139,312	138,525	137,695	136,892
Accrued interest receivable	34,810	33,061	35,527	35,783	36,768
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	6,432	7,462	8,492	9,522	10,552
Operating leases, right-of-use	23,529	24,716	25,113	26,240	26,133
Other assets	268,647	245,765	246,548	247,046	245,966
Total assets	$9,673,728	$9,823,890	$9,741,399	$9,813,767	$9,910,089
Deposits:
Noninterest-bearing demand deposits	$2,548,613	$2,547,736	$2,557,063	$2,600,448	$2,722,689
Interest-bearing demand deposits	1,758,629	1,708,726	1,791,466	1,742,875	1,731,814
Savings deposits	2,657,849	2,690,045	2,667,006	2,672,537	2,682,068
Time certificates	1,122,485	1,090,584	1,034,695	971,798	697,467
Total deposits	8,087,576	8,037,091	8,050,230	7,987,658	7,834,038
Accrued interest payable	11,501	11,664	12,018	10,224	8,445
Operating lease liability	25,437	26,668	27,122	28,299	28,261
Other liabilities	137,506	141,521	128,063	131,006	145,982
Other borrowings	89,610	266,767	247,773	392,409	632,582
Junior subordinated debt	101,191	101,164	101,143	101,120	101,099
Total liabilities	8,452,821	8,584,875	8,566,349	8,650,716	8,750,407
Common stock	693,462	693,176	691,878	696,464	697,349
Retained earnings	679,907	662,816	644,687	630,954	615,502
Accumulated other comprehensive loss, net of tax	(152,462)	(116,977)	(161,515)	(164,367)	(153,169)
Total shareholders’ equity	$1,220,907	$1,239,015	$1,175,050	$1,163,051	$1,159,682
Quarterly Average Balance Data
Average loans	$6,720,732	$6,690,326	$6,792,303	$6,785,840	$6,746,153
Average interest-earning assets	$8,932,077	$8,892,223	$9,001,674	$9,066,537	$9,064,483
Average total assets	$9,725,643	$9,666,979	$9,782,228	$9,855,797	$9,879,355
Average deposits	$8,118,663	$8,020,936	$8,024,441	$7,821,044	$7,990,993
Average borrowings and subordinated debt	$196,375	$276,418	$426,732	$685,802	$617,046
Average total equity	$1,241,522	$1,214,510	$1,169,324	$1,174,592	$1,097,431
Capital Ratio Data
Total risk-based capital ratio	15.7%	15.6%	15.2%	15.0%	14.7%
Tier 1 capital ratio	14.0%	13.8%	13.4%	13.2%	12.9%
Tier 1 common equity ratio	13.2%	13.1%	12.7%	12.5%	12.2%
Tier 1 leverage ratio	11.7%	11.6%	11.2%	11.0%	10.7%
Tangible capital ratio (1)	9.7%	9.7%	9.1%	8.9%	8.8%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,129	$1,018	$1,459	$4,329	$5,651
Effect on average loan yield	0.06%	0.06%	0.09%	0.07%	0.09%
Effect on net interest margin (FTE)	0.05%	0.05%	0.06%	0.05%	0.06%
Net interest margin (FTE)	3.76%	3.71%	3.81%	3.71%	3.96%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.71%	3.66%	3.75%	3.66%	3.90%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$29,034	$29,051	$26,075	$114,868	$117,390
Exclude provision for income taxes	9,854	10,348	10,325	40,236	43,515
Exclude provision for credit losses	1,702	220	5,990	6,632	23,990
Net income before income tax and provision expense (Non-GAAP)	$40,590	$39,619	$42,390	$161,736	$184,895

Average assets (GAAP)	$9,725,643	$9,666,979	$9,879,355	$9,757,326	$9,870,189
Average equity (GAAP)	$1,241,522	$1,214,510	$1,097,431	$1,200,140	$1,102,436

Return on average assets (GAAP) (annualized)	1.19%	1.20%	1.05%	1.18%	1.19%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.66%	1.63%	1.70%	1.66%	1.87%
Return on average equity (GAAP) (annualized)	9.30%	9.52%	9.43%	9.57%	10.65%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	13.01%	12.98%	15.32%	13.48%	16.77%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Return on tangible common equity
Average total shareholders' equity	$1,241,522	$1,214,510	$1,097,431	$1,200,140	$1,102,436
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	7,085	8,093	11,160	8,592	13,611
Average tangible common equity (Non-GAAP)	$929,995	$901,975	$781,829	$887,106	$784,383

Net income (GAAP)	$29,034	$29,051	$26,075	$114,868	$117,390
Exclude amortization of intangible assets, net of tax effect	725	725	857	2,900	4,309
Tangible net income available to common shareholders (Non-GAAP)	$29,759	$29,776	$26,932	$117,768	$121,699

Return on average equity (GAAP) (annualized)	9.30%	9.52%	9.43%	9.57%	10.65%
Return on average tangible common equity (Non-GAAP)	12.73%	13.13%	13.67%	13.28%	15.52%

	Three months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,220,907	$1,239,015	$1,175,050	$1,163,051	$1,159,682
Exclude goodwill and other intangible assets, net	310,874	311,904	312,934	313,964	314,994
Tangible shareholders' equity (Non-GAAP)	$910,033	$927,111	$862,116	$849,087	$844,688

Total assets (GAAP)	$9,673,728	$9,823,890	$9,741,399	$9,813,767	$9,910,089
Exclude goodwill and other intangible assets, net	310,874	311,904	312,934	313,964	314,994
Total tangible assets (Non-GAAP)	$9,362,854	$9,511,986	$9,428,465	$9,499,803	$9,595,095

Shareholders' equity to total assets (GAAP)	12.62%	12.61%	12.06%	11.85%	11.70%
Tangible shareholders' equity to tangible assets (Non-GAAP)	9.72%	9.75%	9.14%	8.94%	8.80%

	Three months ended
(dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$910,033	$927,111	$862,116	$849,087	$844,688

Common shares outstanding at end of period	32,970,425	33,000,508	32,989,327	33,168,770	33,268,102

Common shareholders' equity (book value) per share (GAAP)	$37.03	$37.55	$35.62	$35.06	$34.86
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$27.60	$28.09	$26.13	$25.60	$25.39